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                                                                    Exhibit 99.6

                               CONSENT OF TRUSTEE

Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939 in connection with the proposed issue by Trust, Aegis Asset Backed Securities Trust 2006-1, we hereby consent that reports of examination by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

October 24, 2006

                  Deutsche Bank National Trust Co.
                  By: /s/ Ronaldo Reyes
                      -----------------
                  Ronaldo Reyes
                  Vice President